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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
 October 9, 2001

MERRILL CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	333-30732 (Commission File Number)	41-0946258 (I.R.S. Employer Identification No.)

One Merrill Circle, St. Paul, Minnesota 55108
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (651) 646-4501

Item 5.  Other Events.

    This Form 8-K contains forward-looking statements that are based on management's expectations, estimates, discussions with lenders, and assumptions. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and involve certain risks and uncertainties that are difficult to predict. Therefore, actual, future results and trends may differ materially from what we have forecasted due to a variety of factors, including without limitation, the results of our continuing discussions with our lenders, our future capital requirements, current economic conditions and trends in our industry.

    Attached to this Form 8-K are our unaudited consolidated financial statements as of and for the three and six months ended July 31, 2001. By this time in prior years, we would have filed our Annual Report on Form 10-K and our first and second quarter Form 10-Qs with the SEC. Because we have not cured the default discussed below, we have been unable to issue our audited financial statements with an unqualified opinion.

    As previously disclosed in our Form 8-Ks filed on May 1, 2001 and May 31, 2001, the lenders under our senior credit facility declared an event of default under that facility because of our previously disclosed failure to comply with certain financial covenants. As a result of that default, the lenders also prohibited us from making any payment on our 12% Senior Subordinated Notes due 2009 (the "Subordinated Notes") until the earlier of the date on which the event of default under the credit facility is cured or waived or 179 days after the date on which the payment blockage notice was received. Accordingly, we did not make the interest payment on the Subordinated Notes that was due on May 1, 2001 and are in default under the terms of the Subordinated Notes.

    As previously disclosed, we are continuing our discussions with our lenders under our senior credit facility on the principal terms of a consensual restructuring of our outstanding debt obligations. We are also holding discussions with an ad hoc committee of holders of the Subordinated Notes with a view toward reaching a consensual restructuring with these holders. We are having ongoing negotiations and believe we will be able to reach an agreement with these lenders, although there can be no assurance that we will be successful in doing so. As with any restructuring, no assurance can be given that we will be successful in reaching an agreement with any of our lenders. In the event that negotiations are not successful, we will consider all of our alternatives.

    The unaudited consolidated financial statements in Item 7 include the classification of long-term debt in accordance with the terms of the original agreements. In the event that we are unable to resolve the outstanding defaults described above, current maturities would increase $351 million to $355 million. These unaudited consolidated financial statements also do not include adjustments, if any, that may arise from these continued discussions described in the previous paragraph. Assuming the issues with our long-term debt are satisfactorily resolved and properly reflected in our consolidated financial statements, we do not believe our final audited fiscal year end accounts and unaudited quarterly accounts will otherwise vary materially from the unaudited accounts presented in Item 7.

Item 7.  Financial Statements and Exhibits.

Description	Page Number
Unaudited Consolidated Balance Sheet as of January 31, 2001 and July 31, 2001	F-1
Unaudited Consolidated Statement of Operations for the three and six months ended July 31, 2000 and 2001	F-2
Unaudited Consolidated Statement of Cash Flows for the six months ended July 31, 2000 and 2001	F-3

New Accounting Pronouncements

    In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations," which addresses accounting and financial reporting for business combinations. This statement is effective in its entirety for the Company on February 1, 2002. Also in June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which addresses accounting and financial reporting for intangible assets acquired individually or with a group of other assets, except for those acquired in a business combination. This statement is effective in its entirety for the Company on February 1, 2002. The Company is reviewing the requirements of this new guidance and has not yet determined the impact on its consolidated financial statements.

Item 9. Regulation FD Disclosure.

    The following is an overview of our unaudited financial position and operating results as of and for the three and six months ended July 31, 2001. These unaudited consolidated financial statements do not include adjustments, if any, that may arise from the continued discussions described in Item 5. of this filing. These results are subject to change based on further review, if required, of these unaudited results and the unaudited results for the fiscal year ended January 31, 2001 and the three months ended April 30, 2001. We anticipate filing our second quarter Form 10-Q along with our financial statements as of and for the three and six months ended July 31, 2001 after completion of our Form 10-K for the year ended January 31, 2001 and our first quarter Form 10-Q for the three months ended April 30, 2001.

    Our revenue for the three months ended July 31, 2001 was approximately $177 million, and our gross profit for the three months ended July 31, 2001 approximated $59 million. For the six months ended July 31, 2001, our revenue was approximately $344 million, and our gross profit approximated $116 million. Our operating profit was approximately $14 million and $26 million for the three and six months ended July 31, 2001, respectively. EBITDA, which reflects earnings before interest, taxes, depreciation and amortization, exclusive of merger and other non-recurring costs and restructuring costs, approximated $22 million and $42 million for the three and six months ended July 31, 2001, respectively.

    Our cash and cash equivalents as of July 31, 2001 was approximately $34 million. Total assets were approximately $366 million as of July 31, 2001, and our total liabilities were approximately $463 million as of July 31, 2001.

    Our long term debt is classified as non-current in accordance with the original terms of the debt agreement. In the event that we are unable to resolve the outstanding defaults, described in Item 5., current maturities would increase $351 million to $355 million.

Merrill Corporation

Unaudited Consolidated Balance Sheet
(dollars in thousands)

	January 31, 2001	July 31, 2001
Assets
Current assets
Cash and cash equivalents	$22,896	$34,319
Trade receivables, less allowance for doubtful accounts of $6,760 and $8,556, respectively	119,156	137,615
Work-in-process inventories	14,686	13,298
Other inventories	9,486	8,108
Other current assets	19,294	19,966

Total current assets	185,518	213,306
Property, plant and equipment, net	58,034	53,125
Goodwill, net	72,469	69,547
Other assets	34,424	29,612

Total assets	$350,445	$365,590

Liabilities and Shareholders' Deficit
Current liabilities
Current maturities of long-term debt	$3,988	$3,988
Current maturities of capital lease obligations	274	274
Accounts payable	31,131	31,566
Accrued expenses	46,288	65,739

Total current liabilities	81,681	101,567
Long-term debt, net of current maturities	353,227	350,993
Capital lease obligations, net of current maturities	3,069	2,820
Other liabilities	12,652	7,618

Total liabilities	450,629	462,998
Minority interest	272	297
Preferred stock	41,962	45,105
Shareholders' deficit	(142,418)	(142,810)

Total liabilities and shareholders' deficit	$350,445	$365,590

    Long-term debt is classified as non-current in accordance with the original terms of the debt agreement. In the event that we are unable to resolve the outstanding defaults, described in Item 5., current maturities would increase $351 million to $355 million.

F–1

Merrill Corporation

Unaudited Consolidated Statement of Operations
(dollars in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2000	2001	2000	2001
Revenue	$181,478	$176,556	$350,890	$343,766
Cost of revenue	117,827	117,931	232,609	228,121

Gross profit	63,651	58,625	118,281	115,645
Selling, general and administrative expenses	43,553	42,065	89,807	84,809
Merger and other non-recurring costs	21	1,481	215	3,398
Restructuring costs	—	937	—	1,059

Operating income	20,077	14,142	28,259	26,379
Interest expense	(11,951)	(11,917)	(21,890)	(23,916)
Other income, net	976	1,571	2,140	1,880

Income before provision for income taxes	9,102	3,796	8,509	4,343
Provision for income taxes	3,200	89	4,040	839

Net income before minority interest	5,902	3,707	4,469	3,504
Minority interest	36	10	86	26

Net income	5,866	3,697	4,383	3,478
Accreted preferred stock dividend	1,565	1,573	3,129	3,143

Net income available for common shareholders	$4,301	$2,124	$1,254	$335

F–2

Merrill Corporation

Unaudited Statement of Cash Flow
(dollars in thousands)

	Six Months Ended July 31,
	2000	2001
Operating activities:
Net income available for common shareholders	$1,254	$335
Adjustment to reconcile net income available for common shareholders to net cash (used in) provided by operating activities:
Depreciation and amortization	8,812	8,107
Amortization of intangible and other assets	3,201	3,735
Deferred income taxes	(2,200)	419
Provision for losses on trade receivables	2,121	4,454
Change in deferred compensation	532	423
Non-cash interest expense	1,146	1,242
Minority interest in earnings of subsidiary	86	26
Accreted preferred stock dividend	3,129	3,143
Other, net	(424)	(602)
Changes in operating assets and liabilities, net of effects from business acquisitions:
Trade receivables	(38,188)	(23,006)
Work-in-process inventories	(3,622)	1,361
Other inventories	(1,089)	1,378
Other current assets	517	(494)
Accounts payable	(993)	710
Accrued expenses and other liabilities	8,722	17,235

Net cash (used in) provided by operating activities	(16,996)	18,466

Investing activities:
Purchase of property, plant and equipment	(4,079)	(3,881)
Business acquisitions, net of cash acquired	(4,053)	—
Other investing activities, net	(3,183)	—

Net cash used in investing activities	(11,315)	(3,881)

Financing activities:
Borrowings on notes payable to banks	117,350	—
Repayments on notes payable to banks	(81,150)	—
Principal payments on long-term debt and capital lease obligations	(5,580)	(2,649)
Issuance of Class B common stock	11,445	—
Repurchase of common stock	(5,693)	(60)
Other equity transactions, net	—	(90)

Net cash provided by (used in) financing activities	36,372	(2,799)

Effect of exchange rate changes on cash and cash equivalents	(785)	(363)

Increase in cash and cash equivalents	7,276	11,423
Cash and cash equivalents, beginning of year	14,458	22,896

Cash and cash equivalents, end of period	$21,734	$34,319

F–3

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 9th day of October, 2001.

MERRILL CORPORATION
By:	/s/ ROBERT H. NAZARIAN Robert H. Nazarian Executive Vice President, Chief Financial Officer

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Merrill Corporation Unaudited Consolidated Balance Sheet (dollars in thousands)
Merrill Corporation Unaudited Consolidated Statement of Operations (dollars in thousands)
Merrill Corporation Unaudited Statement of Cash Flow (dollars in thousands)
SIGNATURES